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                       October 12, 2022

       Mohammed Ansari
       Chief Executive Officer
       Berenson Acquisition Corp. I
       667 Madison Avenue, 18th Floor
       New York, NY 10065

                                                        Re: Berenson
Acquisition Corp. I
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-40843

       Dear Mohammed Ansari:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction